EXHIBIT 4.1

MATRITECH, INC.
Incentive Stock Option Agreement

Matritech, Inc. (the “Company”) hereby grants the following stock option pursuant to its 2002 Stock Option and Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Name of optionee (the “Optionee”):

Date of this option grant:

Number of shares of the Company’s Common Stock subject to this option (“Shares”):

Option exercise price per share:

Shares that are subject to vesting schedule:

Vesting Start Date: one year anniversary of grant

Vesting Schedule:

One year from Grant Date (25% of Shares):

Two years from Grant Date (Additional 25% of Shares):

Three years from Grant Date (Additional 25% of Shares):

Four years from Vesting Start Date (Final 25% of Shares):
All vesting is dependent on the continuation of a Business Relationship with the Company, as provided herein.
Payment alternatives (specify any or all of Section 7(a)(i) though (iii)):	Section 7(a) (i) through (iii)

This option satisfies in full all commitments that the Company has to the Optionee with respect to the issuance of stock, stock options or other equity securities.

Matritech, Inc.
____________________________________
Signature of Optionee	By:____________________________
____________________________________	Name of Officer:
Street Address	Title:
____________________________________
City/State/Zip Code

Matritech, Inc.

Incentive Stock Option Agreement -- Incorporated Terms and Conditions

1. Grant Under Plan. This option is granted pursuant to and is governed by the Company’s 2002 Stock Option and Incentive Plan (the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan.

2. Grant as Incentive Stock Option. This option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

3. Vesting of Option.

Vesting if Business Relationship Continues.  If the Optionee has continuously maintained a Business Relationship (as defined below) with the Company through the dates listed on the vesting schedule set forth on the cover page hereof, the Optionee may exercise this option for the number of shares of Common Stock set opposite the applicable vesting date. “Business Relationship” means service to the Company or its successor in the capacity of an employee, officer, director or consultant. Notwithstanding the foregoing, the Board may, in its discretion, accelerate the date that any installment of this option becomes exercisable. The foregoing rights are cumulative and may be exercised only before the date which is ten years from the date of this option grant.

4. Termination of Business Relationship.

(a) Termination. If the Optionee’s Business Relationship with the Company ceases, voluntarily or involuntarily, with or without cause, no further installments of this option shall become exercisable, and this option shall expire (may no longer be exercised) after the passage of three months from the date of termination, but in no event later than the scheduled expiration date. Any determination under this agreement as to the status of a Business Relationship or other matters referred to above shall be made in good faith by the Board of Directors of the Company.

(b)  Employment Status. For purposes hereof, with respect to employees of the Company, employment shall not be considered as having terminated during any leave of absence if such leave of absence has been approved in writing by the Company and if such written approval contractually obligates the Company to continue the employment of the Optionee after the approved period of absence; in the event of such an approved leave of absence, vesting of this option shall be suspended (and the period of the leave of absence shall be added to all vesting dates) unless otherwise provided in the Company’s written approval of the leave of absence. For purposes hereof, a termination of employment followed by another Business Relationship shall be deemed a termination of the Business Relationship with all vesting to cease unless the Company enters into a written agreement related to such other Business Relationship in which it is specifically stated that there is no termination of the Business Relationship under this agreement. This option shall not be affected by any change of employment within or among the Company and its Subsidiaries so long as the Optionee continuously remains an employee of the Company or any Subsidiary.

5. Death; Disability.

(a) Death. Upon the death of the Optionee while the Optionee is maintaining a Business Relationship with the Company, this option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it immediately prior to the Optionee’s death, by the Optionee’s estate, personal representative or beneficiary to whom this option has been transferred pursuant to Section 10, only at any time within 180 days after the date of death, but not later than the scheduled expiration date.

(b) Disability. If the Optionee ceases to maintain a Business Relationship with the Company by reason of his or her disability, this option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it immediately prior to the termination of the Optionee’s Business Relationship with the Company, only at any time within 180 days after such termination, but not later than the scheduled expiration date. For purposes hereof, “disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.

6. Partial Exercise. This option may be exercised in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share.

7. Payment of Exercise Price.

(a)  Payment Options. The exercise price shall be paid by one or any combination of the following forms of payment that are applicable to this option, as indicated on the cover page hereof:

(i)	by cash or check payable to the order of the Company; or

(ii)
if the Common Stock is then traded on a national securities exchange or on the Nasdaq Stock Market (or successor trading system), delivery of an irrevocable and unconditional undertaking, satisfactory in form and substance to the Company, by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions, satisfactory in form and substance to the Company, to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; or

(iii)
subject to Section 7(b) below, if the Common Stock is then traded on a national securities exchange or on the Nasdaq Stock Market (or successor trading system), by delivery of shares of Common Stock having a fair market value equal as of the date of exercise to the option price.

In the case of (iii) above, fair market value as of the date of exercise shall be determined as of the last business day for which such prices or quotes are available prior to the date of exercise and shall mean (i) the last reported sale price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq Stock Market (or successor trading system), if the Common Stock is not then traded on a national securities exchange.

(b) Limitations on Payment by Delivery of Common Stock. If Section 7(a)(iii) is applicable, and if the Optionee delivers Common Stock held by the Optionee (“Old Stock”) to the Company in full or partial payment of the exercise price and the Old Stock so delivered is subject to restrictions or limitations imposed by agreement between the Optionee and the Company, an equivalent number of Shares shall be subject to all restrictions and limitations applicable to the Old Stock to the extent that the Optionee paid for the Shares by delivery of Old Stock, in addition to any restrictions or limitations imposed by this agreement. Notwithstanding the foregoing, the Optionee may not pay any part of the exercise price hereof by transferring Common Stock to the Company unless such Common Stock has been owned by the Optionee free of any substantial risk of forfeiture for at least six months.

8. Securities Laws Restrictions on Resale. Until registered under the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), the Shares will be illiquid and will be deemed to be “restricted securities” for purposes of the Securities Act. Accordingly, such shares must be sold in compliance with the registration requirements of the Securities Act or an exemption therefrom and may need to be held indefinitely. Unless the Shares have been registered under the Securities Act, each certificate evidencing any of the Shares shall bear a restrictive legend specified by the Company.

9. Method of Exercising Option. Subject to the terms and conditions of this agreement, this option may be exercised by written notice to the Company at its principal executive office, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise this option and the number of Shares for which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. Such certificate or certificates shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Optionee and if the Optionee shall so request in the notice exercising this option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship). In the event this option shall be exercised, pursuant to Section 5 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option.

         10. Option Not Transferable. This option is not transferable or assignable except by will or by the laws of descent and distribution. During the Optionee’s lifetime only the Optionee can exercise this option.

 11. No Obligation to Exercise Option. The grant and acceptance of this option imposes no obligation on the Optionee to exercise it.

12. No Obligation to Continue Business Relationship. Neither the Plan, this agreement, nor the grant of this option imposes any obligation on the Company to continue the Optionee in employment or other Business Relationship.

13. No Severance or Termination Rights. With respect to employees of the Company, awards under this Plan do not form part of an Optionee’s contract of employment and do not entitle an Optionee to any benefit other than that granted under this Plan. Any benefits granted under this Plan are not part of an Optionee’s ordinary salary, and shall not be considered as part of such salary for pension purposes or in the event of severance, redundancy or resignation. If Optionee’s employment is terminated for whatever reason the Optionee agrees that he or she shall not be entitled by way of damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate for the loss or diminution in value of any actual or prospective right, benefits or expectation under or in relation to the Plan.

14. Adjustments. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.

15. Withholding Taxes. If the Company in its discretion determines that it is obligated to withhold any tax in connection with the grant, vesting or exercise of this option, or in connection with the transfer of, or the lapse of restrictions on, any Common Stock or other property acquired pursuant to this option, the Optionee hereby agrees that the Company may withhold from the Optionee’s wages or other remuneration the appropriate amount of tax. At the discretion of the Company, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the Common Stock or other property otherwise deliverable to the Optionee on exercise of this option. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company, the Optionee will make reimbursement on demand, in cash, for the amount underwithheld.

16. Early Disposition. The Optionee agrees to notify the Company in writing immediately after the Optionee transfers any Shares, if such transfer occurs on or before the later of (a) the date that is two years after the date of this agreement or (b) the date that is one year after the date on which the Optionee acquired such Shares. The Optionee also agrees to provide the Company with any information concerning any such transfer required by the Company for tax purposes.

17. Provision of Documentation to Optionee. By signing this agreement the Optionee acknowledges receipt of a copy of this agreement and a copy of the Plan.

18. Transfer of Data Waiver. By signing this agreement the Optionee acknowledges that in order to perform its requirements under the Plan, the Company may process personal data and/or sensitive personal data about the Optionee. Such data includes, but is not limited to, the information provided in this grant package and any changes thereto, other appropriate personal and financial data about the Optionee, and information about the Optionee’s participation in the Plan and shares exercised under the Plan from time to time. The Optionee hereby gives explicit consent to the Company to process any such personal data and/or sensitive personal data. The Optionee also gives explicit consent to the Company to transfer any such personal data and/or sensitive personal data outside the country in which the Optionee works and to the United States. The legal persons for whom the personal data is intended include the Company and any of its subsidiaries, the outside plan administrator as selected by the Company from time to time, and any other person that the Company may find in its administration of the Plan appropriate. By signing this agreement, the Optionee acknowledges that he has been informed of his right of access and correction to personal data by contacting the local Human Resources Representative. Optionee further acknowledges that the transfer of the information outlined here is important to the administration of the Plan and failure to consent to the transmission of such information may limit or prohibit participation under the Plan.

19. Miscellaneous.

(a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by mail, if to the Optionee, to the address set forth below or at the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the Corporate Secretary.

(b) Entire Agreement; Modification. This agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this agreement. This agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c)  Fractional Shares. If this option becomes exercisable for a fraction of a share because of the adjustment provisions contained in the Plan, such fraction shall be rounded down.

(d) Issuances of Securities; Changes in Capital Structure. Except as expressly provided herein or in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to this option. No adjustments need be made for dividends paid in cash or in property other than securities of the Company. If there shall be any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, spin-off, split-up or other similar change in capitalization or event, the restrictions contained in this agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Shares, except as otherwise determined by the Board.

(e) Severability. The invalidity, illegality or unenforceability of any provision of this agreement shall in no way affect the validity, legality or enforceability of any other provision.

(f) Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 10 hereof.

(g) Governing Law. This agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof.